FIRST AMENDMENT TO RIGHTS AGREEMENT
     This First Amendment to Rights Agreement between Grey Wolf, Inc., a Texas corporation (the “Company”), and American Stock Transfer & Trust Company, a New York corporation (the “Rights Agent”), is entered into and effective as of this 20th day of April, 2008.
     WHEREAS, the Company entered into a Rights Agreement, dated as of September 21, 1998 (the “Rights Agreement”), with American Stock Transfer & Trust Company as Rights Agent;
     WHEREAS, the Company has determined to enter into an Agreement and Plan of Merger among Basic Energy Services, Inc., a Delaware corporation (“Basic”), Horsepower Holdings, Inc., a Delaware corporation (“Holdings”), and the Company (the “Merger Agreement”);
     WHEREAS, the execution and delivery of the Merger Agreement by Basic and Holdings could make Basic, Holdings or the entities listed on Schedule A hereto (collectively, the “DLJ Affiliates”) an “Acquiring Person” or constitute a “Flip-In Event” under the Rights Agreement;
     WHEREAS, the Rights Agreement provides that at any time when the Right Certificates (as defined in the Rights Agreement) are redeemable, the Company may, in its sole and absolute discretion, and the Rights Agent shall, if the Company so directs, supplement or amend the Rights Agreement without the approval of any holders of Right Certificates to make any provisions with respect to the Rights which the Company may deem necessary or desirable;
     WHEREAS, as of the date of this First Amendment to Rights Agreement (the “First Amendment”), the Right Certificates are redeemable under the terms of the Rights Agreement;
     WHEREAS, the Board of Directors desires to amend the Rights Agreement to assure that the transactions contemplated by the Merger Agreement will not make Basic, Holdings or the DLJ Affiliates an “Acquiring Person” or constitute a “Flip-In Event” under the Rights Agreement;
     WHEREAS, the Board of Directors deems it desirable to effect the termination of the Rights Agreement effective immediately prior to the Effective Time (as defined in the Merger Agreement) of the merger of the Company contemplated by the Merger Agreement;
     WHEREAS, capitalized terms used and not otherwise defined in this First Amendment have the meanings set forth in the Rights Agreement; and
     WHEREAS, the board of directors of the Company has determined it advisable and in the best interest of its stockholders to enter into this First Amendment to enable the Company to enter into the Merger Agreement and consummate the transactions contemplated thereby.
     NOW, THEREFORE, pursuant to the Company’s authority set forth in Section 27 of the Rights Agreement, the Rights Agreement hereby is amended as follows:

Section 1. Amendments
     Definition of “Acquiring Person.” The definition of “Acquiring Person” set forth in Section 1 of the Rights Agreement is hereby amended to add the following sentence as the last sentence of such definition:
“Neither Basic Energy Services, Inc. (“Basic”), Horsepower Holdings, Inc. (“Holdings”), nor DLJ Merchant Banking Partners III, L.P.; DLJ ESC II, L.P.; DLJ Offshore Partners III, C.V.; DLJ Offshore Partners III-1, C.V.; DLJ Offshore Partners III-2, C.V.; DLJ Merchant Banking III, Inc., as Advisory General Partner on behalf of DLJ Offshore Partners III, C.V.; DLJ Merchant Banking III, Inc., as Advisory General Partner on behalf of DLJ Offshore Partners III-1, C.V. and as attorney-in-fact for DLJ Merchant Banking III, L.P., as Associate General Partner of DLJ Offshore Partners III-1, C.V.; DLJ Merchant Banking III, Inc., as Advisory General Partner on behalf of DLJ Offshore Partners III-2, C.V. and as attorney-in-fact for DLJ Merchant Banking III, L.P., as Associate General Partner of DLJ Offshore Partners III-2, C.V.; DLJMB Partners III GmbH & Co. KG; DLJMB Funding III, Inc.; Millennium Partners II, L.P.; MBP III Plan Investors, L.P. (collectively, the “DLJ Affiliates”) nor any of their Affiliates or Associates shall become an Acquiring Person as a result of (i) the execution and delivery by the parties thereto of that certain Agreement and Plan of Merger by and between Basic, Holdings and the Company, as the same may be hereinafter amended from time to time (the “Merger Agreement”) or (ii) the consummation of any of the transactions contemplated by the Merger Agreement.”
     Definition of “Beneficial Owner.” The definition of “Beneficial Owner” set forth in Section 1 of the Rights Agreement is hereby amended to add the following sentence as the last sentence of such definition:
“Notwithstanding anything in this Agreement to the contrary, neither Basic, Holdings or the DLJ Affiliates, nor any of their Affiliates shall become a Beneficial Owner as a result of (i) the execution and delivery by the parties thereto of the Merger Agreement or (ii) the consummation of any of the transactions contemplated by the Merger Agreement.”
     Definition of “Flip-In Event.” The definition of “Flip-In Event” set forth in Section 11 of the Rights Agreement is hereby amended to add the following sentence at the end of Section 11(a)(ii):
“Notwithstanding anything in this Agreement to the contrary, neither (i) the execution and delivery of the Merger Agreement,

nor (ii) the consummation of any of the transactions contemplated by the Merger Agreement, shall constitute a Flip-In Event.”
     Section 7 and Definition of “Final Expiration Date.” The definition of “Final Expiration Date” set forth in Section 7(a) of the Rights Agreement is hereby amended to restate clause (i) of Section 7(a) as follows:
“(i) the Close of Business on September 18, 2008 or, if earlier, the time immediately prior to the Effective Time (as defined in the Merger Agreement) (the “Final Expiration Date”),”
Section 2. Execution.
     Pursuant to Section 27 of the Rights Agreement, the Rights Agent is hereby directed to execute this First Amendment.

     IN WITNESS WHEREOF, the parties hereto have caused this First Amendment to be duly executed as of the day and year first above written.

GREY WOLF, INC.
By:	/s/ Donald J. Guedry, Jr.
	Name:	Donald J. Guedry, Jr.
	Title:	Vice President & Treasurer

AMERICAN STOCK TRANSFER & TRUST COMPANY
By:	/s/ Herbert J. Lemmer
	Name:	Herbert J. Lemmer
	Title:	Vice President

Schedule A
DLJ Affiliates
DLJ Merchant Banking Partners III, L.P.
DLJ ESC II, L.P.
DLJ Offshore Partners III, C.V.
DLJ Offshore Partners III-1, C.V.
DLJ Offshore Partners III-2, C.V.
DLJ Merchant Banking III, Inc., as Advisory General Partner on behalf of DLJ Offshore Partners III, C.V.
DLJ Merchant Banking III, Inc., as Advisory General Partner on behalf of DLJ Offshore Partners III-1, C.V. and as attorney-in-fact for DLJ Merchant Banking III, L.P., as Associate General Partner of DLJ Offshore Partners III-1, C.V.
DLJ Merchant Banking III, Inc., as Advisory General Partner on behalf of DLJ Offshore Partners III-2, C.V. and as attorney-in-fact for DLJ Merchant Banking III, L.P., as Associate General Partner of DLJ Offshore Partners III-2, C.V.
DLJMB Partners III GmbH & Co. KG
DLJMB Funding III, Inc.
Millennium Partners II, L.P.
MBP III Plan Investors, L.P.
In addition to the DLJ entities set forth above, the “DLJ Affiliates” shall include any entities who have become successors to or affiliates of the aforementioned DLJ entities since April 4, 2007.